SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. )(1)


                             SEL-LEB MARKETING, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   0000934853
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 11, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)



----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 7 Pages

----------------------------                         ---------------------------
CUSIP No. 0000934853                  13G                      Page 2 of 7 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ALAN GELBAND
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
    NUMBER OF SHARES   5         SOLE VOTING POWER
      BENEFICIALLY
        OWNED BY                 59,625
          EACH       -----------------------------------------------------------
         PERSON        6         SHARED VOTING POWER
        REPORTING
          WITH                   0
                     -----------------------------------------------------------
                       7         SOLE DISPOSITIVE POWER

                                 59,625
                     -----------------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    59,625
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.5%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 7 Pages

----------------------------                         ---------------------------
CUSIP No. 0000934853                  13G                      Page 3 of 7 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ALAN GELBAND COMPANY, INC. DEFINED CONTRIBUTION PENSION PLAN AND TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida
--------------------------------------------------------------------------------
    NUMBER OF SHARES   5         SOLE VOTING POWER
      BENEFICIALLY
        OWNED BY                 53,175
          EACH       -----------------------------------------------------------
         PERSON        6         SHARED VOTING POWER
        REPORTING
          WITH                   0
                     -----------------------------------------------------------
                       7         SOLE DISPOSITIVE POWER

                                 53,175
                     -----------------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    53,175
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 7 Pages

Item 1(a). Name of Issuer:

               SEL-LEB MARKETING, INC.

Item 1(b). Address of Issuer's Principal Executive Offices:

               495 River Street
               Patterson, New Jersey 07524

Item 2(a). Name of Persons Filing:

               This Schedule 13G is filed on behalf of a group comprised of (i) Alan Gelband (the "Reporting Person") and (ii) The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust.

Item 2(b). Address of Principal Business Office or, if none, Residence:

               575 Madison Avenue
               New York, NY 10022

Item 2(c). Citizenship:

               The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust is a trust governed under the laws of the State of Florida. Alan Gelband is a United States citizen.

Item 2(d). Title of Class of Securities:

               Common Stock

Item 2(e). CUSIP Number:

               0000934853

Item 3.  Type of Reporting Person:

               (a) - (j):       Not Applicable
               This statement is being filed pursuant to Rule 13d-1(c).

Item 4.  Ownership:

               (a)  Amount Beneficially Owned:

                    The Reporting Person owns 6,450 shares of Common Stock. The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust owns 53,175 shares of Common Stock. The Reporting Person is deemed the beneficial owner of such shares by reason of his

                                Page 4 of 7 Pages
                    relationship as the sole trustee and sole beneficiary of The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust.

               (b)  Percent of Class:

                    5.5% beneficially owned by the Reporting Person

               (c)  Number of shares as to which the Reporting Person has:

                    (i)  sole power to vote or to direct the vote:

                                     59,625

                    (ii) shared power to vote or to direct the vote:

                                      -0-

                    (iii) sole power to dispose or to direct the disposition of:

                                     59,625

                    (iv) shared  power to dispose  or to direct the  disposition of:

                                      -0-

Items 5-9. Not Applicable


Item 10. By signing below each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with effect to changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: September 17, 1998


                                         THE ALAN GELBAND COMPANY,
                                         INC. DEFINED CONTRIBUTION
                                         PENSION PLAN AND TRUST


                                         By:  /s/Alan Gelband
                                              --------------------------------
                                               Alan Gelband, Trustee


                                         /s/Alan Gelband
                                         -------------------------------------
                                         ALAN GELBAND



                                Page 6 of 7 Pages

                                                                       EXHIBIT A

     Pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission, the undersigned agree that the statement to which this Exhibit is attached is filed on their behalf and in the capacities set forth below.


Date: September 17, 1998

                                         THE ALAN GELBAND COMPANY,
                                         INC. DEFINED CONTRIBUTION
                                         PENSION PLAN AND TRUST


                                         By:  /s/Alan Gelband
                                              --------------------------------
                                               Alan Gelband, Trustee


                                         /s/Alan Gelband
                                         -------------------------------------
                                         ALAN GELBAND



                                Page 7 of 7 Pages